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                                   EXHIBIT 99


FOR IMMEDIATE RELEASE


                                 APRIL 14, 2003



                          WINTON FINANCIAL CORPORATION
                      REPORTS A 20.7% INCREASE IN EARNINGS
                      FOR THE SECOND QUARTER OF FISCAL 2003


CINCINNATI, OHIO--WINTON FINANCIAL CORPORATION (AMEX: WFI) the parent of Winton Savings & Loan Co. reported net earnings of $1.4 million or $.31 per diluted share for the three months ended March 31, 2003, an increase of $248,000 or 20.7% over the $1.2 million or $.26 per diluted share in net earnings for the three months ended March 31, 2002.

    - Net interest income increased by $203,000 or 5.6% over the second quarter of fiscal 2002 due principally to the downward repricing of deposits.

    -   Mortgage banking income rose 141% or $466,000, quarter to quarter.

For the six months ended March 31, 2003, net earnings totaled $3.2 million or $.70 per diluted share, an increase of 31.7% as compared to net earnings of $2.5 million or $.54 per diluted share for six months ended March 31, 2002.

Winton Financial Corporation is publicly traded under the symbol "WFI" on the American Stock Exchange. At March 31, 2003, Winton's total assets were $511.3 million and the book value per share was $9.45. Winton Savings & Loan Co. operates six full-service offices in Hamilton County in Southwestern Ohio and a lending facility in Dearborn County, Indiana.

For Further Information Contact:

Robert L. Bollin, President
 --- or  ---
Gregory P. Niesen, Treasurer/Secretary
(Investor Relations)
513-385-3880 or www.wintonsavings.com

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                          WINTON FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            March 31,             September
                                                               2003                30, 2002
                                                           (Unaudited)
ASSETS

Cash and due from banks                                         $ 2,093               $ 1,263
Interest-bearing deposits in other
    financial institutions                                       24,230                10,702
Investment securities available for sale - at market             15,386                13,095
Mortgage-backed securities available for sale - at market         2,167                   197
Mortgage-backed securities held to maturity - at cost             5,091                 5,761
Loans receivable - net                                          444,390               456,977
Office premises and equipment - net                               4,397                 3,571
Real estate acquired through foreclosure                          1,775                 2,462
Federal Home Loan Bank stock -  at cost                           7,995                 7,828
Accrued interest receivable                                       2,666                 2,867
Prepaid expenses and other assets                                   599                   523
Intangible assets - net                                             127                   158
Prepaid federal income taxes                                        382                   297

                                                           -------------         -------------
TOTAL ASSETS                                                  $ 511,298             $ 505,701
                                                           =============         =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                                      $ 334,803             $ 332,995
Advances from FHLB and other borrowings                         127,174               126,427
Accounts payable on mortgage loans
    serviced for others                                             547                   675
Advance payments by borrowers                                     1,876                 1,830
Other liabilities                                                 2,817                 2,091
Deferred federal income taxes                                     1,567                 1,667

                                                           -------------         -------------
TOTAL LIABILITIES                                               468,784               465,685

SHAREHOLDERS' EQUITY

Preferred stock-2,000,000 shares without par
    value authorized; no shares issued                                -                     -
Common stock - 18,000,000 shares of
    no par value authorized; 4,501,054 and
    4,465,054 shares issued at March 31, 2003 and
    September 30, 2002, respectively                                  -                     -
Additional paid-in capital                                       10,579                10,321
Retained earnings - substantially restricted                     31,690                29,360
Less 500 shares of treasury stock-at cost                           (5)                   (5)
Unrealized gain on securities designated
    as available for sale, net of tax                               250                   340
                                                           -------------         -------------
TOTAL SHAREHOLDERS' EQUITY                                       42,514                40,016
                                                           -------------         -------------

TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                                      $ 511,298             $ 505,701
                                                           =============         =============
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